                                                                                                                                                                                                                    Exhibit 99.1

Community Bancorp.
Community National Bank

PRESS RELEASE

For Immediate Release
January 17, 2017
For more information contact:
Tracy D. Roberts
VP & Marketing Director
 802-487-3512
troberts@communitynationalbank.com

Austin named Chief Executive Officer of
Community Bancorp. and Community National Bank

Derby, VT⎯Community Bancorp., the parent company of Community National Bank, has announced that Kathryn (Kathy) M. Austin, President and Chief Operating Officer of Community Bancorp. and Community National Bank, has been named as the Chief Executive Officer of both corporations as of January 11, 2017. Stephen Marsh, who recently retired as CEO from Community Bancorp. and Community National Bank, will continue to serve as the Board Chair for both the Community Bancorp. and Community National Bank Boards.

Kathy has worked at Community National Bank for over 36 years, most recently serving as President and Chief Operating Officer with oversight of all of the bank’s operations. Kathy is a graduate of the New England School of Banking at Williams College and the Stonier Graduate School of Banking. She is also a recipient of the Outstanding Community Banker Award presented by the Vermont Bankers Association. Kathy currently serves as Board Chair of North Country Health Systems, as a Trustee of Northwoods Stewardship Center and is a member of the Newport Age-Friendly Advisory Council. Kathy and her husband Shawn reside in Morgan.

Community National Bank (CNB) is an independent bank that has been serving its communities since 1851. CNB has offices located in Derby, Barre, Barton, Derby Line, Enosburg Falls, Island Pond, Lyndonville, Montpelier, Morrisville, Newport, St. Johnsbury and Troy. For more information about CNB please visit communitynationalbank.com.